Exhibit 99.1

AMAZON.COM ANNOUNCES 33% SALES GROWTH FUELED BY LOWER PRICES;
RAISES FINANCIAL GUIDANCE;
FREE SUPER SAVER SHIPPING ON ORDERS OVER $25 TO CONTINUE
AT LEAST THROUGH THE HOLIDAYS

SEATTLE—(BUSINESS WIRE)—October 24, 2002—Amazon.com, Inc. (NASD: AMZN), today announced financial results for its third quarter ended September 30, 2002.

Free cash flow was $120 million for the trailing four quarters, compared with negative $301 million for the four quarters ended September 2001. Free cash flow includes cash outflows for interest and capital expenditures and excludes proceeds from the exercise of stock-based employee awards.

Common shares outstanding plus shares underlying stock-based employee awards totaled 430 million at September 30, 2002, a decrease of 2% compared with a year ago.

Net sales were $851 million, compared with $639 million in the third quarter 2001, an increase of 33%, exceeding the Company’s guidance of between $780 million and $830 million.

Operating loss was $10 million, including restructuring-related and other charges of $37 million, compared with a loss of $70 million a year ago. Pro forma operating profit was $27 million, or 3% of net sales, exceeding the Company’s guidance of between $8 million and $17 million. This compares with a pro forma operating loss of $27 million in the third quarter 2001, an improvement of over $54 million.

Net loss was $35 million, or $0.09 per share, compared with a third quarter 2001 net loss of $170 million, or $0.46 per share. Pro forma net profit, which includes interest expense, was $0.4 million, or $0.00 per share, compared with a pro forma net loss of $58 million, or $0.16 per share, in the third quarter 2001. (Details on the differences between GAAP results and pro forma results are included below, with a tabular reconciliation of those differences included in the attached financial statements.)

“We’ve lowered prices five times over the last 15 months, and simply put, it’s working,” said Jeff Bezos, founder and CEO of Amazon.com. “Based on the results so far, we’ve made the decision to leave Super Saver Shipping—free on orders over $25—in place at least through the holidays.”

Today, Amazon.com offers 30% off books over $15; significantly lowered prices on electronics, tools, and bestselling CDs and DVDs; and Free Super Saver Shipping on orders over $25.

Highlights of Third Quarter Results (comparisons are with the equivalent period of 2001)

•
International segment sales, representing the Company’s U.K., German, French and Japanese sites, grew 90% to $264 million, and each site’s sales grew by over 60%. Pro forma operating profit was $0.8 million, compared to a loss of $28 million.

•
Third-party seller transactions (new, used and refurbished items sold on Amazon.com product detail pages by businesses and individuals) grew sequentially to 23% of North American units, compared with 16% of units a year ago.

•	Books, Music and DVD/Video segment sales growth rate accelerated to 17%, or $412 million. Pro forma operating profit grew 64% to $43 million, or 10% of Books, Music and DVD/Video sales.

•	Electronics, Tools and Kitchen segment sales growth accelerated to 25%, reaching $129 million, unit growth was 39%, and pro forma operating loss declined 27% to $24 million.

•	Pro forma net profit for the trailing four quarters, a first for the Company, was $26 million. Pro forma operating profit was $137 million for the trailing four quarters, or a record 4% of net sales.

•	Inventory turns improved 31% to 19 for the trailing four quarters, up from 15.

Financial Guidance and 2003 Expectations

The following forward-looking statements reflect Amazon.com’s expectations as of October 24, 2002. Results may be materially affected by many factors, such as changes in general economic conditions and consumer spending, the emerging nature and rate of growth of the Internet and online commerce, and the various factors detailed below.

Fourth Quarter 2002 Guidance

•	Fourth quarter net sales are expected to be between $1.325 billion and $1.425 billion, or grow between 19% and 28%.

•	Fourth quarter pro forma operating profit is expected to be between $70 million and $95 million.

Full Year 2003 Expectations

•	Net sales are expected to grow over 10%.

•	Pro forma operating profit is expected to be over $200 million. This amount could be impacted, either positively or negatively, by the investment choices the Company makes for the long term.

A conference call will be Webcast live at www.amazon.com/ir today at 2 p.m. PT/5 p.m. ET and will be available through December 31, 2002. This call will contain forward-looking statements and other material information.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, among others,the rate of growth of the economy in general and of the Internet and online commerce; customer spending patterns; the amount that Amazon.com invests in new business opportunities and the timing of those investments; the mix of products sold to customers; the mix of net sales derived from products as compared with services; competition; risks of inventory management; the degree to which the Company enters into, maintains and develops service relationships with third-party sellers and other strategic transactions; foreign-currency exchange risks; seasonality; international growth and expansion; risks of fulfillment throughput and productivity; and fluctuations in the value of securities and non-cash payments Amazon.com receives in connection with such transactions. Other risks and uncertainties include, among others, risk of future losses, significant amount of indebtedness, potential fluctuations in operating results, management of potential growth, system interruptions, consumer trends, fulfillment center optimization, inventory, limited operating history, government regulation and taxation, customer or third-party sellers fraud, Amazon.com Payments, and new business areas, business combinations and strategic alliances. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, and all subsequent filings.

Pro Forma Results

Pro forma results, which generally exclude non-operational, non-cash expenses and income as well as one-time charges, are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as “GAAP”). Management uses such pro forma measures internally to evaluate the Company’s performance and manage its operations. A reconciliation of GAAP to pro forma is included in the attached financial statements.

Pro forma operating results exclude the following line items on the Company’s statements of operations:

•	Stock-based compensation,

•	Amortization of goodwill and other intangibles, and

•	Restructuring-related and other.

Pro forma net results exclude, in addition to the line items described above, the following line items on the Company’s statements of operations:

•	Other gains (losses), net,

•	Equity in losses of equity-method investees, net, and

•	Cumulative effect of change in accounting principle.

About Amazon.com

Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be the world’s most customer-centric company, where customers can find and discover anything they might want to buy online at a great price. Amazon.com and sellers list millions of unique new and used items in categories such as electronics, computers, kitchen and housewares, books, music, DVDs, videos, cameras and photo items, office products, toys, baby items and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items. Through Amazon Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com’s millions of customers.

Amazon.com operates five international Web sites: www.amazon.ca, www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp.

Contact:

Amazon.com Investor Relations
Tim Halladay, 206/266-2171, ir@amazon.com

Amazon.com Public Relations
Bill Curry, 206/266-7180

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$270,438	$462,949	$540,282	$822,435
OPERATING ACTIVITIES:
Net loss	(35,080)	(169,874)	(151,783)	(572,364)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of fixed assets and other amortization	20,501	19,795	62,411	63,662
Stock-based compensation	(832)	(2,567)	33,247	2,700
Equity in losses of equity-method investees, net	557	4,982	3,469	28,472
Amortization of goodwill and other intangibles	1,212	41,835	4,565	143,496
Non-cash restructuring-related and other	2,370	1,881	2,370	70,410
Gain on sale of marketable securities, net	(3,020)	(1,351)	(3,833)	(1,137)
Other losses (gains), net	(2,261)	63,625	55,677	18,453
Non-cash interest expense and other	7,911	6,834	22,436	20,119
Cumulative effect of change in accounting principle	—	—	(801)	10,523
Changes in operating assets and liabilities:
Inventories	(24,029)	(659)	(2,935)	44,441
Prepaid expenses and other current assets	(14,670)	2,960	(31,420)	18,091
Accounts payable	49,408	(22,594)	(106,296)	(253,984)
Accrued expenses and other current liabilities	40,895	(9,721)	(37,455)	(15,212)
Unearned revenue	26,237	33,443	75,641	76,640
Amortization of previously unearned revenue	(29,487)	(30,100)	(97,741)	(95,400)
Interest payable	(1,604)	(2,892)	(25,840)	(27,812)

Net cash provided by (used in) operating activities	38,108	(64,403)	(198,288)	(468,902)

INVESTING ACTIVITIES:
Sales and maturities of marketable securities and other investments	50,621	141,724	400,532	303,061
Purchases of marketable securities	(28,186)	(223,817)	(462,290)	(280,938)
Purchases of fixed assets, including internal-use software and Web site development	(11,353)	(12,925)	(23,647)	(42,787)

Net cash provided by (used in) investing activities	11,082	(95,018)	(85,405)	(20,664)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options and other	6,038	1,101	56,313	14,578
Proceeds from issuance of common stock, net of issuance costs	—	99,831	—	99,831
Proceeds from long-term debt and other	—	—	—	10,000
Repayment of capital lease obligations and other	(4,126)	(6,466)	(12,121)	(15,135)

Net cash provided by financing activities	1,912	94,466	44,192	109,274
Effect of exchange-rate changes on cash and cash equivalents	6,024	34,313	26,783	(9,836)

Net increase (decrease) in cash and cash equivalents	57,126	(30,642)	(212,718)	(390,128)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$327,564	$432,307	$327,564	$432,307

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases	$162	$2,014	$2,297	$4,483
Equity securities received for commercial agreements	—	—	—	331
Cash paid for interest	29,898	30,275	110,947	110,990

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net sales	$851,299	$639,281	$2,504,326	$2,007,262
Cost of sales	635,132	477,089	1,846,867	1,482,753

Gross profit	216,167	162,192	657,459	524,509
Operating expenses:
Fulfillment	90,342	81,400	265,908	265,231
Marketing	26,728	32,537	87,804	103,833
Technology and content	52,907	53,846	166,569	188,840
General and administrative	18,698	21,481	59,034	70,287
Stock-based compensation (1)	(832)	(2,567)	33,247	2,700
Amortization of goodwill and other intangibles	1,212	41,835	4,565	143,496
Restructuring-related and other	36,757	3,994	46,731	176,904

Total operating expenses	225,812	232,526	663,858	951,291

Loss from operations	(9,645)	(70,334)	(6,399)	(426,782)
Interest income	5,600	6,316	16,902	23,073
Interest expense	(35,922)	(35,046)	(106,817)	(103,942)
Other income (expense), net	3,183	(2,203)	2,876	(7,265)
Other gains (losses), net	2,261	(63,625)	(55,677)	(18,453)

Total non-operating expenses, net	(24,878)	(94,558)	(142,716)	(106,587)

Loss before equity in losses of equity-method investees	(34,523)	(164,892)	(149,115)	(533,369)
Equity in losses of equity-method investees, net	(557)	(4,982)	(3,469)	(28,472)

Loss before change in accounting principle	(35,080)	(169,874)	(152,584)	(561,841)
Cumulative effect of change in accounting principle	—	—	801	(10,523)

Net loss	$(35,080)	$(169,874)	$(151,783)	$(572,364)

Basic and diluted loss per share:
Prior to cumulative effect of change in accounting principle	$(0.09)	$(0.46)	$(0.41)	$(1.55)
Cumulative effect of change in accounting principle	—	—	0.01	(0.03)

	$(0.09)	$(0.46)	$(0.40)	$(1.58)

Shares used in computation of basic and diluted loss per share:	379,650	368,052	376,564	361,782

(1) Components of stock-based compensation:
Fulfillment	$(98)	$(575)	$5,512	$206
Marketing	115	(110)	2,419	370
Technology and content	(765)	(948)	17,305	1,708
General and administrative	(84)	(934)	8,011	416

	$(832)	$(2,567)	$33,247	$2,700

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

Pro Forma Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2002			Three Months Ended September 30, 2001
	As Reported (1)	Pro Forma Adjustments	Pro Forma	As Reported (1)	Pro Forma Adjustments	Pro Forma
Net sales	$851,299	$—	$851,299	$639,281	$—	$639,281
Cost of sales	635,132	—	635,132	477,089	—	477,089

Gross profit	216,167	—	216,167	162,192	—	162,192
Operating expenses:
Fulfillment	90,342	—	90,342	81,400	—	81,400
Marketing	26,728	—	26,728	32,537	—	32,537
Technology and content	52,907	—	52,907	53,846	—	53,846
General and administrative	18,698	—	18,698	21,481	—	21,481
Stock-based compensation	(832)	832	—	(2,567)	2,567	—
Amortization of goodwill and other intangibles	1,212	(1,212)	—	41,835	(41,835)	—
Restructuring-related and other	36,757	(36,757)	—	3,994	(3,994)	—

Total operating expenses	225,812	(37,137)	188,675	232,526	(43,262)	189,264

Income (loss) from operations	(9,645)	37,137	27,492	(70,334)	43,262	(27,072)
Interest income	5,600	—	5,600	6,316	—	6,316
Interest expense	(35,922)	—	(35,922)	(35,046)	—	(35,046)
Other income (expense), net	3,183	—	3,183	(2,203)	—	(2,203)
Other gains (losses), net	2,261	(2,261)	—	(63,625)	63,625	—

Total non-operating expenses, net	(24,878)	(2,261)	(27,139)	(94,558)	63,625	(30,933)

Income (loss) before equity in losses of equity-method investees	(34,523)	34,876	353	(164,892)	106,887	(58,005)
Equity in losses of equity-method investees, net	(557)	557	—	(4,982)	4,982	—

Net income (loss)	$(35,080)	$35,433	$353	$(169,874)	$111,869	$(58,005)

Net cash provided by (used in) operating activities	$38,108		$38,108	$(64,403)		$(64,403)

Basic and diluted income (loss) per share	$(0.09)	$0.09	$0.00	$(0.46)	$0.30	$(0.16)

Shares used in computation of income (loss) per share:
Basic	379,650		379,650	368,052		368,052

Diluted	379,650		398,361	368,052		368,052

(1)	In accordance with accounting principles generally accepted in the United States.

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

Pro Forma Statements of Operations
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30, 2002			Nine Months Ended September 30, 2001
	As Reported (1)	Pro Forma Adjustments	Pro Forma	As Reported (1)	Pro Forma Adjustments	Pro Forma
Net sales	$2,504,326	$—	$2,504,326	$2,007,262	$—	$2,007,262
Cost of sales	1,846,867	—	1,846,867	1,482,753	—	1,482,753

Gross profit	657,459	—	657,459	524,509	—	524,509
Operating expenses:
Fulfillment	265,908	—	265,908	265,231	—	265,231
Marketing	87,804	—	87,804	103,833	—	103,833
Technology and content	166,569	—	166,569	188,840	—	188,840
General and administrative	59,034	—	59,034	70,287	—	70,287
Stock-based compensation	33,247	(33,247)	—	2,700	(2,700)	—
Amortization of goodwill and other intangibles	4,565	(4,565)	—	143,496	(143,496)	—
Restructuring-related and other	46,731	(46,731)	—	176,904	(176,904)	—

Total operating expenses	663,858	(84,543)	579,315	951,291	(323,100)	628,191

Income (loss) from operations	(6,399)	84,543	78,144	(426,782)	323,100	(103,682)
Interest income	16,902	—	16,902	23,073	—	23,073
Interest expense	(106,817)	—	(106,817)	(103,942)	—	(103,942)
Other income (expense), net	2,876	—	2,876	(7,265)	—	(7,265)
Other gains (losses), net	(55,677)	55,677	—	(18,453)	18,453	—

Total non-operating expenses, net	(142,716)	55,677	(87,039)	(106,587)	18,453	(88,134)

Loss before equity in losses of equity-method investees	(149,115)	140,220	(8,895)	(533,369)	341,553	(191,816)
Equity in losses of equity-method investees, net	(3,469)	3,469	—	(28,472)	28,472	—

Loss before change in accounting principle	(152,584)	143,689	(8,895)	(561,841)	370,025	(191,816)
Cumulative effect of change in accounting principle	801	(801)	—	(10,523)	10,523	—

Net loss	$(151,783)	$142,888	$(8,895)	$(572,364)	$380,548	$(191,816)

Net cash used in operating activities	$(198,288)		$(198,288)	$(468,902)		$(468,902)

Basic and diluted loss per share:
Prior to cumulative effect of change in accounting principle	$(0.41)	$0.39	$(0.02)	$(1.55)	$1.02	$(0.53)
Cumulative effect of change in accounting principle	0.01	(0.01)	—	(0.03)	0.03	—

	$(0.40)	$0.38	$(0.02)	$(1.58)	$1.05	$(0.53)

Shares used in computation of basic and diluted loss per share:	376,564		376,564	361,782		361,782

(1)	In accordance with accounting principles generally accepted in the United States.

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

Segment Information
(in thousands)
(unaudited)

	Three Months Ended September 30, 2002
	North America
	Books, Music and DVD/Video	Electronics, Tools and Kitchen		Total	International	Services		Consolidated
Net sales	$412,428	$128,516		$540,944	$263,540	$46,815		$851,299
Gross profit	116,458	13,027		129,485	60,728	25,954		216,167
Pro forma income (loss) from operations	43,102	(24,071)		19,031	819	7,642		27,492
Stock-based compensation								832
Amortization of other intangibles								(1,212)
Restructuring-related and other								(36,757)
Total non-operating expenses, net								(24,878)
Equity in losses of equity-method investees, net								(557)

Net loss								$(35,080)

Segment highlights:
Y / Y net sales growth	17%	25%		19%	90%	1%		33%
Y / Y gross profit growth	25%	(2%	)	21%	116%	(5%	)	33%
Gross margin	28%	10%		24%	23%	55%		25%
Pro forma operating margin	10%	(19%	)	4%	0%	16%		3%
Net sales mix	49%	15%		64%	31%	5%		100%

	Three Months Ended September 30, 2001
	North America
	Books, Music and DVD/Video		Electronics, Tools and Kitchen		Total		International		Services		Consolidated
Net sales	$351,431		$103,112		$454,543		$138,491		$46,247		$639,281
Gross profit	93,354		13,327		106,681		28,163		27,348		162,192
Pro forma income (loss) from operations	26,223		(33,107)		(6,884)		(28,000)		7,812		(27,072)
Stock-based compensation											2,567
Amortization of goodwill and other intangibles											(41,835)
Restructuring-related and other											(3,994)
Total non-operating expenses, net											(94,558)
Equity in losses of equity-method investees, net											(4,982)

Net loss											$(169,874)

Segment highlights:
Y / Y net sales growth	(12%	)	6%		(9%	)	58%		(12%	)	0%
Y / Y gross profit growth	(14%	)	49%		(9%	)	49%		(11%	)	(3% )
Gross margin	27%		13%		23%		20%		59%		25%
Pro forma operating margin	7%		(32%	)	(2%	)	(20%	)	17%		(4% )
Net sales mix	55%		16%		71%		22%		7%		100%

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

Segment Information
(in thousands)
(unaudited)

	Nine Months Ended September 30, 2002
	North America
	Books, Music and DVD/Video	Electronics, Tools and Kitchen		Total	International		Services	Consolidated
Net sales	$1,267,193	$383,150		$1,650,343	$707,517		$146,466	$2,504,326
Gross profit	363,266	50,968		414,234	157,101		86,124	657,459
Pro forma income (loss) from operations	138,558	(63,325)		75,233	(20,632)		23,543	78,144
Stock-based compensation								(33,247)
Amortization of other intangibles								(4,565)
Restructuring-related and other								(46,731)
Total non-operating expenses, net								(142,716)
Equity in losses of equity-method investees, net								(3,469)
Cumulative effect of change in accounting principle								801

Net loss								$(151,783)

Segment highlights:
Y / Y net sales growth	10%	16%		11%	77%		15%	25%
Y / Y gross profit growth	16%	17%		16%	84%		5%	25%
Gross margin	29%	13%		25%	22%		59%	26%
Pro forma operating margin	11%	(17%	)	5%	(3%	)	16%	3%
Net sales mix	51%	15%		66%	28%		6%	100%

	Nine Months Ended September 30, 2001
	North America
	Books, Music and DVD/Video		Electronics, Tools and Kitchen		Total		International		Services	Consolidated
Net sales	$1,150,740		$330,576		$1,481,316		$398,942		$127,004	$2,007,262
Gross profit	313,317		43,706		357,023		85,578		81,908	524,509
Pro forma income (loss) from operations	92,815		(120,262)		(27,447)		(92,562)		16,327	(103,682)
Stock-based compensation										(2,700)
Amortization of goodwill and other intangibles										(143,496)
Restructuring-related and other										(176,904)
Total non-operating expenses, net										(106,587)
Equity in losses of equity-method investees, net										(28,472)
Cumulative effect of change in accounting principle										(10,523)

Net loss										$(572,364)

Segment highlights:
Y / Y net sales growth	(3%	)	25%		2%		69%		23%	12%
Y / Y gross profit growth	13%		96%		19%		67%		3%	22%
Gross margin	27%		13%		24%		21%		64%	26%
Pro forma operating margin	8%		(36%	)	(2%	)	(23%	)	13%	(5% )
Net sales mix	57%		17%		74%		20%		6%	100%

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.

Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$327,564	$540,282
Marketable securities	538,238	456,303
Inventories	151,514	143,722
Prepaid expenses and other current assets	102,291	67,613

Total current assets	1,119,607	1,207,920
Fixed assets, net	239,238	271,751
Goodwill, net	70,811	45,367
Other intangibles, net	4,373	34,382
Investments in equity-method investees	1,136	10,387
Other equity investments	15,362	17,972
Other assets	46,878	49,768

Total assets	$1,497,405	$1,637,547

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$347,519	$444,748
Accrued expenses and other current liabilities	241,674	305,064
Unearned revenue	65,878	87,978
Interest payable	42,793	68,632
Current portion of long-term debt and other	13,134	14,992

Total current liabilities	710,998	921,414
Long-term debt and other	2,264,846	2,156,133
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value:
Authorized shares—500,000
Issued and outstanding shares—none	—	—
Common stock, $0.01 par value:
Authorized shares—5,000,000
Issued and outstanding shares—381,216 and 373,218, respectively	3,812	3,732
Additional paid-in capital	1,550,118	1,462,769
Deferred stock-based compensation	(7,775)	(9,853)
Accumulated other comprehensive loss	(12,233)	(36,070)
Accumulated deficit	(3,012,361)	(2,860,578)

Total stockholders’ deficit	(1,478,439)	(1,440,000)

Total liabilities and stockholders’ deficit	$1,497,405	$1,637,547

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(unaudited)
(in millions, except per share data)

	Q3 2001	Q4 2001	Q1 2002	Q2 2002	Q3 2002	Y /Y% Growth
Results of Operations
Net sales	$639	$1,115	$847	$806	$851	33%
Net sales—trailing twelve months (TTM)	$2,980	$3,122	$3,269	$3,407	$3,619	21%
Net sales shipped outside the U.S.—% of net sales	29%	29%	34%	34%	36%	N/A
Gross profit	$162	$274	$223	$218	$216	33%
Gross margin—% of net sales	25.4%	24.6%	26.3%	27.1%	25.4%	N/A
Gross profit—TTM	$749	$799	$839	$878	$932	24%
Gross margin—TTM % of net sales	25.1%	25.6%	25.7%	25.8%	25.7%	N/A
Fulfillment costs—% of net sales	12.7%	9.8%	10.6%	10.6%	10.6%	N/A
Fulfillment costs—TTM % of net sales	13.3%	12.0%	11.2%	10.7%	10.4%	N/A
Fulfillment costs—% of net sales, excluding Services net sales	13.7%	10.7%	11.3%	11.3%	11.2%	N/A
Pro forma operating expenses	$189	$215	$198	$192	$189	0%
Pro forma operating expenses—TTM	$912	$844	$811	$795	$795	(13%)
Pro forma operating income (loss)	$(27)	$59	$25	$26	$27	N/A
Pro forma operating margin— % of net sales	(4.2%)	5.3%	2.9%	3.2%	3.2%	N/A
Pro forma operating income (loss)—TTM	$(164)	$(45)	$28	$82	$137	N/A
Pro forma operating income (loss)—TTM % of net sales	(5.5%)	(1.4%)	0.9%	2.4%	3.8%	N/A
GAAP operating income (loss)	$(70)	$15	$2	$1	$(10)	(86%)
GAAP operating income (loss)—% of net sales	(11.0%)	1.3%	0.2%	0.2%	(1.1%)	N/A
GAAP operating income (loss)—TTM	$(749)	$(412)	$(194)	$(53)	$8	N/A
GAAP operating income (loss)—TTM % of net sales	(25.1%)	(13.2%)	(5.9%)	(1.5%)	0.2%	N/A
Pro forma net income (loss)	$(58)	$35	$(5)	$(4)	$0	N/A
Pro forma net income (loss) per share	$(0.16)	$0.09	$(0.01)	$(0.01)	$0.00	N/A
Pro forma net income (loss)—TTM	$(282)	$(157)	$(86)	$(32)	$26	N/A
GAAP net income (loss)	$(170)	$5	$(23)	$(94)	$(35)	(79%)
GAAP net income (loss) per share	$(0.46)	$0.01	$(0.06)	$(0.25)	$(0.09)	N/A
GAAP net income (loss)—TTM	$(1,118)	$(567)	$(356)	$(281)	$(147)	(87%)
North America Books, Music and DVD/Video (BMVD) segment:
BMVD net sales	$351	$538	$443	$412	$412	17%
BMVD net sales—TTM	$1,662	$1,689	$1,722	$1,744	$1,805	9%
BMVD gross profit	$93	$140	$123	$124	$116	25%
BMVD pro forma operating profit (loss)	$26	$64	$46	$49	$43	64%
BMVD pro forma operating margin—% of BMVD net sales	7%	12%	10%	12%	10%	N/A
North America Electronics, Tools and Kitchen (ETK) segment:
ETK net sales	$103	$217	$126	$128	$129	25%
ETK net sales—TTM	$551	$547	$557	$574	$600	9%
ETK gross profit	$13	$35	$19	$19	$13	(2%)
ETK pro forma operating profit (loss)	$(33)	$(20)	$(21)	$(18)	$(24)	(27%)
ETK pro forma operating margin—% of ETK net sales	(32%)	(9%)	(16%)	(14%)	(19%)	N/A
International segment:
International net sales	$138	$262	$226	$218	$264	90%
International net sales—TTM	$544	$661	$755	$845	$970	78%
International gross profit	$28	$55	$49	$47	$61	116%
International pro forma operating profit (loss)	$(28)	$(11)	$(11)	$(10)	$1	N/A
International pro forma operating margin—% of International net sales	(20%)	(4%)	(5%)	(5%)	0%	N/A
Services segment:
Services net sales	$46	$98	$53	$47	$47	1%
Services net sales—TTM	$223	$225	$236	$244	$245	10%
Services gross profit	$27	$45	$32	$29	$26	(5%)
Services pro forma operating profit (loss)	$8	$26	$10	$6	$8	(2%)
Services pro forma operating margin—% of Services net sales	17%	26%	20%	12%	16%	N/A

Note: The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics.

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics
(unaudited)
(in millions, except inventory turnover, accounts payable days, and employee data)

	Q3 2001	Q4 2001	Q1 2002	Q2 2002	Q3 2002	Y/Y % Growth
Balance Sheet

Cash and marketable securities	$668	$997	$745	$824	$866	30%

Inventory, net	$131	$144	$139	$127	$152	16%
Inventory—% of TTM net sales	5%	5%	4%	4%	4%	N/A
Inventory turnover—TTM	14.8	15.8	17.4	18.9	19.4	31%

Fixed assets, net	$288	$272	$256	$249	$239	(17%)

Accounts payable days—ending	46	49	45	46	50	10%

Cash Flows

Operating cash flow—TTM	$(221)	$(120)	$46	$48	$151	N/A

Free cash flow (operating cash flow less purchases of fixed assets)—TTM	$(301)	$(170)	$10	$16	$120	N/A

Adjusted free cash flow (free cash flow less repayment of capital lease obligations)—TTM	$(320)	$(190)	$(9)	$(3)	$103	N/A

Other

Common shares outstanding	372	373	375	380	381	3%
Stock-based employee awards outstanding—% of common shares outstanding	18%	18%	17%	13%	13%	N/A

Employees (full-time and part-time)	7,900	7,800	7,900	7,700	7,800	(2%)

Note: The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics.

AMAZON.COM, INC.

Financial and Operational Highlights
Third Quarter Ended September 30, 2002
(unaudited)

Results of Operations (all comparisons are with the equivalent period of 2001)

Net Sales

•	The benefit to International segment net sales from foreign-currency exchange rate fluctuations was approximately $22 million ($1 million benefit to pro forma operating profit).

•	Shipping revenue, excluding commissions earned from Amazon Marketplace, was approximately $73 million, down from $74 million.

•	The negative impact on prior year net sales as a result of September 11, 2001, was estimated at between $25 million and $35 million.

Gross Profit

•
Shipping loss increased to approximately $10 million, from a loss of $2 million. We continue to measure our shipping results relative to their impact on our overall financial results, with the viewpoint that shipping promotions are an effective marketing tool. We expect to continue offering our customers free shipping offers, which reduce shipping revenue as a percentage of sales and negatively affect gross margins on our retail sales.

Fulfillment

•
Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing inventories; picking, packaging and preparing customers’ orders for shipment; credit card fees and bad debt costs; and responding to inquiries from customers. Fulfillment costs also include amounts paid to third-party cosourcers, who assist us in fulfillment and customer service operations. Certain Services segment fulfillment-related costs incurred on behalf of third-party sellers are classified as cost of sales rather than fulfillment.

Stock-Based Compensation

•
During the first quarter 2001, we offered a limited non-compulsory exchange of employee stock options, which results in variable accounting treatment for approximately 8 million stock options at September 30, 2002, including approximately 7 million options granted under the exchange offer with an exercise price of $13.375. Variable accounting treatment will result in unpredictable charges or credits dependent on the fluctuations in quoted prices for our common stock, which we are unable to forecast.

•
Cumulative compensation expense recorded at September 30, 2002, associated with variable accounting was approximately $29 million—based on exercises to date and a quarter-end closing common stock price of $15.93—of which $12 million is associated with options exercised and no longer subject to future variability.

•
We have quantified the hypothetical effect on stock-based compensation associated with various quoted prices of our common stock using a sensitivity analysis for our outstanding stock options subject to variable accounting. We have provided this information to give additional insight into the future volatility we may experience in our results of operations to the extent that the quoted price for our common stock is above $13.375. This sensitivity analysis is not a prediction of future performance of the quoted prices of our common stock. Using the following hypothetical market prices of our common stock above $13.375 (including the actual expense associated with options exercised), our hypothetical cumulative compensation expense at September 30, 2002, and the difference between hypothetical cumulative compensation expense and actual cumulative compensation expense recorded at September 30, 2002, resulting from variable accounting treatment would have been as follows (in thousands):

Hypothetical Increase Over $13.375	Hypothetical Market Price per Share	Hypothetical Cumulative Compensation Expense	Hypothetical vs. Cumulative Compensation Expense September 30, 2002
5%	$14.04	$17,051	$(12,424)
10%	$14.71	$21,618	$(7,857)
15%	$15.38	$26,185	$(3,290)
25%	$16.72	$35,319	$5,844
50%	$20.06	$58,155	$28,680

•
Commencing in the fourth quarter of 2002, stock-based compensation will also include amounts associated with our planned restricted stock unit program. Under this program, we will award restricted stock units as our primary vehicle for employee equity compensation. Restricted stock units are measured at fair value on the date of grant based on the number of shares granted and the quoted price of our common stock. Such value is recognized as an expense ratably over the corresponding service period. To the extent that restricted stock units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to “Stock-based compensation.”

Amortization of Goodwill and Other Intangibles

•
As a result of our adoption of Statement of Financial Accounting Standards No. 141 and No. 142, during the first quarter 2002 we reclassified $25 million of other intangibles (comprising only assembled workforce intangibles) to goodwill and discontinued the amortization of our goodwill assets.

Restructuring-Related and Other

•
In January 2001, we initiated an operational restructuring plan to reduce our operating costs, streamline our organizational structure, consolidate certain of our fulfillment and customer service operations and migrate a large portion of our technology infrastructure to a new operating platform. The restructuring plan is complete, although estimates may be adjusted prospectively if necessary.

•
In the third quarter of 2002, corresponding with our January 2001 operational restructuring, we recorded an additional restructuring-related expense of $37 million associated with ongoing lease obligations relating to vacated office and fulfillment center space and other costs, including revised sublease income estimates to reflect current information and higher-than-expected tenant improvement costs necessary to sublease vacated space. We revised our restructuring-related expense estimate due to a number of factors, primarily related to weakness in the real estate markets in Seattle and Atlanta.

•
Cash payments related to restructuring accruals were $8 million in the third quarter 2002, compared with $15 million. The restructuring charges are anticipated to result in the following net cash outflows

(included within accrued expenses and other current liabilities and long-term debt and other on our balance sheet):

(in thousands)	Leases (a)	Other	Total
Three Months Ending December 31,
2002	$6,235	$—	$6,235
Year Ending December 31,
2003	16,170	1,580	17,750
2004	14,581	1,000	15,581
2005	7,903	3,113	11,016
2006	5,326	—	5,326
Thereafter	17,872	—	17,872

Total estimated cash outflows	$68,087	$5,693	$73,780

(a)	Net of anticipated sublease income of approximately $53 million on gross lease obligations of $121 million.

Other Income (Expense), Net

•	Other income, net was $3 million for the third quarter 2002, primarily consisting of net realized gains on sales of marketable securities.

Other Gains (Losses), Net

•
Other gains, net were $2 million for the third quarter 2002, and primarily consist of a $2 million net gain on sales of equity investments and a nominal foreign-currency gain on the remeasurement of our 6.875% convertible subordinated notes from Euros to U.S. dollars (we are unable to predict the gains or losses that will result from fluctuations in foreign exchange rates in future periods).

Income Taxes

•
At December 31, 2001, we had net operating loss carryforwards (NOLs) of approximately $2.3 billion related to U.S. federal, state and foreign jurisdictions. Utilization of NOLs, which begin to expire at various times starting in 2010, may be subject to certain limitations. Approximately $1 billion of our NOLs relate to deductible stock-based compensation in excess of amounts recognized for financial reporting purposes—to the extent any of this amount is realized, the resulting benefit will be credited to stockholders’ equity, rather than results of operations.

Financial Condition

•	Our marketable securities, at estimated fair value, consist of the following, as of September 30, 2002 (in thousands):

Asset-backed and agency securities	$327,561
Treasury notes and bonds	132,557
Commercial paper and short-term obligations	37,281
Certificates of deposit	20,727
Corporate notes and bonds	16,963
Equity securities	3,149

$538,238

•	We have pledged approximately $135 million of our marketable securities as collateral for certain contractual obligations, compared with $167 million as of December 31, 2001. Amounts pledged for standby letters of credit that guarantee certain contractual obligations, primarily property leases, were $58 million; $37 million is pledged for a swap agreement that hedges the foreign-exchange-rate risk on a portion of our 6.875% convertible subordinated notes; and $40 million is pledged for certain of our real estate lease agreements. The amount of marketable securities we are required to pledge pursuant to the swap agreement fluctuates with the fair market value of the swap obligation.

•	Prepaid expenses and other current assets primarily include accounts receivable, other receivables and prepaid advertising.

•	Long-term debt includes the following:

	Principal at Maturity		Interest Rate	Principal Due Date
	(in millions)
Senior Discount Notes	$264		10.000%	May 2008
Convertible Subordinated Notes	1,250		4.750%	February 2009
Convertible PEACS	681	(a)	6.875%	February 2010

Total long-term debt	$2,195

(a)	690 million Euros.

Certain Definitions and Other

•	Our segment reporting includes four segments: North America Books, Music and DVD/Video (“BMVD”); North America Electronics, Tools and Kitchen (“ETK”); International; and Services.

•	Allocation methodologies for centrally incurred operating costs have been consistently applied and there are no internal transactions between segments.

•
The BMVD segment includes revenues, direct costs and cost allocations primarily associated with retail sales from www.amazon.com and www.amazon.ca for books, music, DVDs, video products and magazine subscription commissions. This segment also includes revenues from stores offering these products through our Syndicated Stores Program, such as www.borders.com; commissions and other amounts earned from sales of these products through Amazon Marketplace; and from offerings of these products by third-party sellers (such as magazine subscriptions) under our Merchant@amazon.com Program.

•
The ETK segment includes revenues, direct costs and cost allocations primarily associated with www.amazon.com retail sales of electronics, home improvement and home and garden products, as well as our catalog sales of toys and tools. This segment also includes commissions and other amounts earned from sales of these products through Amazon Marketplace and from offerings of these products by third-party sellers under our Merchant@amazon.com Program, including J&R Electronics.

•
The International segment includes all revenues, direct costs and cost allocations associated with the retail sales of our U.K., German, French and Japanese Web sites—www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp. This segment also includes commissions and other amounts earned from sales of products through Amazon Marketplace and revenues from stores offering these products through our Syndicated Stores Program.

•
The Services segment includes revenues, direct costs and cost allocations associated with our business-to-business commercial agreements, including the Merchant Program, such as www.target.com, and, to the extent full product categories are not also offered by our online retail stores, the Merchant@amazon.com Program, such as Toysrus.com. This segment also includes our technology alliance with America Online and miscellaneous marketing, promotional and other agreements.

•
All references to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our Web sites. Customer accounts include customers of Amazon Marketplace, Auctions, zShops and our Merchant@amazon.com and Syndicated Stores Programs, but exclude Merchant Program customers, Amazon.com Payments customers, our catalog customers and the customers of select companies with whom we have strategic marketing and promotional relationships. A customer is considered active upon placing an order.